Valley National Bancorp
1455 Valley Road
Wayne, NJ  07470
Contact:
Alan D. Eskow
Senior Vice President and Controller
(973) 305-4003


           VALLEY NATIONAL BANCORP'S BOARD OF DIRECTORS AUTHORIZES THE
                      REPURCHASE OF UP TO 3,000,000 SHARES

Wayne, NJ, December 14, 1999 - Valley National Bancorp (NYSE:VLY) announced that its Board of Directors has authorized the company to purchase up to 3,000,000 shares of the company's outstanding common stock. Purchases may be made from time to time in the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Valley currently has 60.4 million common shares outstanding. Reacquired shares will be held in treasury and are expected to be used for employee benefit programs, stock dividends and other corporate purposes.